852 Putnam New Opportunities Fund attachment

Shareholder meeting results
(Unaudited)


A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January
10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes For 	Votes Withheld
Jameson A. Baxter 		113,453,010 	5,295,919
Charles B. Curtis 		113,103,198 	5,645,731
Myra R. Drucker 		114,336,142 	4,412,787
Charles E. Haldeman, Jr.	114,335,290 	4,413,639
John A. Hill 			113,462,522 	5,286,407
Ronald J. Jackson* 		113,496,027 	5,252,902
Paul L. Joskow 			113,454,552 	5,294,377
Elizabeth T. Kennan 		113,355,675 	5,393,254
John H. Mullin, III 		113,468,723 	5,280,206
Robert E. Patterson 		113,423,684 	5,325,245
George Putnam, III 		113,400,111 	5,348,818
A.J.C. Smith** 			113,360,795 	5,388,134
W. Thomas Stephens 		113,433,818 	5,315,111
Richard B. Worley 		114,332,735 	4,416,194

* Mr. Jackson retired from the Board of Trustees on June
10, 2005.
** Mr. Smith retired from the Board of Trustees on January
14, 2005.

All tabulations are rounded to nearest whole number.


January 10, 2005 meeting

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company
Act was defeated as follows:

Votes For 	Votes Against 		Abstentions
72,516,047 	8,322,183 		37,841,141

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was defeated as follows:

Votes For 	Votes Against 		Abstentions
72,912,864 	8,034,507 		37,732,000

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was defeated as follows:

Votes For 	Votes Against 		Abstentions
77,103,763 	4,088,773 		37,486,835

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

Votes For 	Votes Against 		Abstentions
67,711,783 	12,439,915 		38,527,673

All tabulations are rounded to nearest whole number.